For Immediate Release:
Monday, March 29, 2004

Contacts:

Metrocall Contact:	Arch Contact:
Timothy J. Dietz	William E. Redmond, Jr
Director, Corporate Communications	Board of Directors
& Investor Relations	Chairman of Transaction Committee
(703) 660-6677x6231	(518) 581-2323
dietzt@metrocall.com

Metrocall and Arch Wireless to Merge

Merger of equals expected to create significant savings and earnings potential

ALEXANDRIA, VA, and WESTBOROUGH, MA – Monday March 29, 2004 — Metrocall Holdings, Inc. (NASDAQ Small Cap: MTOH) and Arch Wireless, Inc. (NASDAQ: AWIN, BSE: AWL) today announced the execution of a definitive merger agreement. Pending receipt of shareholder and regulatory approvals, the two companies will merge as equals, creating:

•	A more efficient organization capable of improved financial performance through the elimination of redundant overhead and duplicative network structures

•	A larger company combining the firms’ best aspects of management, creativity and practices, better suited to compete effectively with large mobile phone providers and other providers of wireless communications

•	An expanded portfolio of competitively priced wireless products and services

•	Greater cash flow per share for each company’s shareholders vs. each company’s respective stand alone plans

The merged company will carry a new brand name, to be determined by its board (see below).

Merger Consideration.

Under the terms of the definitive merger agreement, a new holding company will be formed to own both Metrocall and Arch. In the aggregate, Metrocall common stockholders will receive $150 million in cash pursuant to a cash election and 27.5% of the shares of the new holding company’s common stock. Under the cash election, Metrocall shareholders will be entitled to elect to receive cash in the amount $75.00 per Metrocall share for up to 2 million of the total Metrocall shares. The remaining approximately four million fully diluted Metrocall shares would be converted into approximately 7.561 million shares of the common stock of the new holding company at an exchange ratio of approximately 1.876 new holding company shares for each Metrocall share. To the extent that cash elections are made in respect of a number greater than or less than 2 million shares, the merger consideration would be adjusted on a pro rata basis so that 2 million of Metrocall’s outstanding shares are exchanged for cash.

Arch shareholders will receive one share of the new holding company common stock for each share of Arch common stock they own. On a fully diluted basis, there are approximately 19.934 million shares of Arch common stock outstanding.

The parties intend that the merger qualify as a tax-free reorganization to the extent that shareholders receive stock rather than cash. Upon completion of the merger, Arch shareholders will own approximately 72.5% and Metrocall shareholders will own approximately 27.5% of the new company on a fully diluted basis and there will be approximately 27.495 million shares of new holding company common stock outstanding, on a fully diluted basis.

Other Significant Terms

Vincent D. Kelly, President and Chief Executive Officer of Metrocall, will become the President and Chief Executive Officer and a director of the new holding company. The other members of management of the combined company will be selected by Mr. Kelly and the new Board, largely from incumbents currently at Arch and Metrocall and may also be supplemented with talent from outside the two companies. The Board of Directors of the new holding company will be comprised of nine members each serving for a one year term. Four of the Directors will be appointed by Metrocall and will include Royce Yudkoff, Metrocall’s current Chairman, who will serve as Chairman of the Board of the new holding company, Mr. Kelly and two existing independent Metrocall directors. Four of the Directors will be appointed by Arch, and will consist of four existing independent Arch directors. The ninth director will be David Abrams of Abrams Capital, a major shareholder of Arch. The Audit committee shall consist of one Metrocall director, one Arch director, and Mr. Abrams. The Compensation committee shall consist of two Arch directors and one Metrocall director. The Nominating and Governance committee shall consist of two Arch directors and two Metrocall directors. The new holding company will be headquartered in Alexandria, Virginia, and will also retain various Arch groups in other locations.

It is contemplated that the common stock of the new holding company will be listed on the NASDAQ National Market. The merger is subject to several conditions, including the approval of both companies’ shareholders and obtaining FCC and antitrust clearance. In addition, the companies will work together to secure the financing necessary to fund the cash portion of the merger consideration to be paid to Metrocall shareholders. It is currently contemplated that the merger would close in the second half of 2004, promptly following receipt of shareholder and regulatory approval.

Prior to completion of the transaction, Metrocall will retire all of its remaining preferred stock and Arch will retire all of its existing funded indebtedness. At the close of the transaction, the new holding company will have approximately 27.495 million shares of common stock outstanding and only such debt, after using available cash on hand, as is necessary to fund the $150 million cash consideration to Metrocall shareholders.

Transaction Benefits

Metrocall and Arch believe that substantial synergies and cost reductions can result from the elimination of duplicative and redundant operations, functions and locations. The cash flows generated by the operations of the new company should therefore be more than sufficient to expeditiously retire all of the debt incurred in connection with this transaction, leaving significant cash available in future years for dividends, stock repurchases or other uses as may be determined by the new holding company’s board of directors. Although the parties have entered into this transaction to realize these benefits for all the shareholders, the cash component being made available for Metrocall shareholders preserves the possibility of retaining Arch’s reported significant tax attributes.

At closing, paging and messaging operations of the combined company will continue to be provided on a nationwide basis with offices in over 100 locations across the United States. The combined company will have substantial opportunity to develop joint product offerings and will have access to the broad array of wireless products and services currently in Metrocall’s product portfolio, while ensuring that Arch’s network rationalization skills preserve messaging reliability as the networks are consolidated.

Vincent D. Kelly, Metrocall President and CEO commented: “As a Metrocall shareholder, I am extremely excited about this opportunity. This merger would provide our shareholders with a significant liquidity event for part of their holdings while giving them the ability to retain a significant ongoing stake in the new combined company. The cash election price of $75.00 per Metrocall share is nearly triple the share price of our common stock nine months ago and represents a premium to the weighted average price at which our stock has traded over the last ninety days. Of equal importance to me, Metrocall shareholders will continue to own 27.5% of a much larger company, which, taking advantage of the synergies to be generated by the merger should be capable of generating greater cash flow per share for our shareholders than we could have generated as a stand-alone company. We expect to operate the combined company with the same cash flow oriented objectives that both Arch and Metrocall embraced in 2003 on a stand-alone basis, while continuing to provide our customers with premiere paging and wireless messaging products and services and first-class customer service. We look forward to combining the best qualities of each company’s management, systems, sales and support staff into one combined organization.”

Ed Baker, Chairman of the Board, President and CEO of Arch Wireless stated, “While both Arch and Metrocall have created significant shareholder value since having emerged from bankruptcy in 2002, the paging industry continues to shrink due to considerable competitive pressure from new cellular and PCS technologies. The opportunity to consolidate in the face of this pressure, to bring together the best of both companies’ considerable management talent and to take advantage of significant financial and operational synergies as well as to mitigate execution risk in our respective stand-alone plans was a major factor in our decision to move forward and recommend this transaction to our shareholders.”

The boards of directors of both companies have approved the proposed merger transaction. Lazard Freres & Co. advised Metrocall, while Bear, Stearns & Co. Inc. and Berenson & Company advised Arch.

Today’s Investor Telephonic Conference Call-In Information

The companies will conduct a conference call at 10:00 AM (EST), today, to discuss the transaction. To participate in the call, dial (800) 946-0783 five to ten minutes prior to the scheduled time. The operator will ask you for the conference call title, which is “Metrocall/Arch Merger Conference Call” and the confirmation code, “196074.” The call will be available for replay for two weeks. To access the replay dial (888) 203-1112.

About Metrocall

Metrocall Wireless, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to business and individual subscribers. In addition to its reliable, nationwide one-way networks, Metrocall’s two-way network has the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico, the Caribbean, Central and South America. Metrocall Wireless is the preferred ReFLEX wireless data network provider for many of the largest telecommunication companies in the United States that source virtual network services and resell under their own brand names. In addition to traditional numeric, one-way text and two-way paging, Metrocall also offers wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

About Arch

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading wireless messaging and mobile information company with operations throughout the United States. It offers a full range of wireless messaging and wireless e-mail services, including mobile data solutions for the enterprise, to business and retail customers nationwide. Arch provides services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean principally through a nationwide direct sales force, as well as through indirect resellers, retailers and other strategic partners. Additional information on Arch is available on the Internet at http://www.arch.com.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consummation and timing of the merger and expected future revenues, liquidity, products and growth opportunities of the combined company. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors, financial markets, the failure of the proposed transaction described above to be completed for any reason or the parties being unable to recognize the benefits of the transaction. More detailed information about those factors is contained in Metrocall’s and Arch’s filings with the Securities and Exchange Commission, including their respective annual reports on Forms 10-K for the year ended December 31, 2003.

Metrocall and Arch will be filing a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Metrocall or Arch with respect to the proposed transaction may be obtained free of charge by contacting Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Shirley White (tel.: 703-660-6677) or Arch Wireless, Inc., Attention: Bob Lougee, Lougee Consulting Group, 7 Bridgeton Way, Hopkinton, MA 01748, (tel.: 508-435-6117).

INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

Metrocall and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Metrocall. The directors and executive officers of Metrocall include: Vincent D. Kelly, Royce Yudkoff, Eugene I. Davis, Nicholas A. Gallopo, David J. Leonard Brian O’Reilly, Steven D. Scheiwe, George Z. Moratis and Stan Sech. Collectively, as of March 26, 2004, the beneficial common stock ownership of the directors and executive officers of Metrocall was approximately 3.1%. Stockholders may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

Arch and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Arch stockholders. The directors and executive officers of Arch Include: William E. Redmond, Jr, Richard A. Rubin, Samme L. Thompson, James V. Continenza, Eric Gold, Carroll D. McHenry, Matthew Oristano, J. Roy Pottle and C. Edward Baker, Jr. Collectively, as of March 26, 2004, the beneficial common stock ownership of the directors and executive officers of Arch was approximately 9.8%. Stockholders may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.